Amendment no. 1 to pricing supplement dated May 29, 2019 To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018 and product supplement no. 4-I dated April 5, 2018	Registration Statement Nos. 333-222672 and 333-222672-01 Dated June 4, 2019 Rule 424(b)(8)
JPMorgan Chase Financial Company LLC

Structured Investments	$1,450,000 Auto Callable Contingent Interest Notes Linked to the Common Stock of NVIDIA Corporation due June 12, 2020 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated May 29, 2019, related to the notes referred to above (the “pricing supplement”), the Ending Averaging Dates are as follows:

Ending Averaging Dates†:	June 3, 2020, June 4, 2020, June 5, 2020, June 8, 2020, and the final Review Date
CUSIP:	48132CPB3

†          Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Pricing supplement dated May 29, 2019: https://www.sec.gov/Archives/edgar/data/19617/000089109219006236/e5464-424b2.htm
•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf